MDU Resources Announces First Quarter Earnings and Increases
                        Guidance for 2003

BISMARCK, ND - April 22, 2003 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the three months ended March 31, 2003, showing consolidated earnings of $19.9 million, compared to $23.5 million for the same period last year. Earnings per common share, diluted, totaled 27 cents, compared to 34 cents a year ago. However, 2003 earnings reflect a $7.6 million after-tax noncash transition charge to earnings reflecting the cumulative effect of the change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143. In addition, first quarter 2002 earnings included the effects of a compromise agreement that resulted in a $16.6 million after-tax gain.

Excluding the 2003 $7.6 million accounting charge and the 2002
$16.6 million compromise agreement, 2003 earnings would have nearly quadrupled to $27.5 million versus $6.9 million for the first quarter of 2002.

Based on continuing strength in energy commodity prices through early 2003 and earnings from construction materials companies acquired in April, the company is revising its prior guidance on earnings per share. Earnings per common share, diluted, before the cumulative effect of the accounting change discussed above, are now projected to be in the range of $2.00 to $2.25. Including the cumulative effect of the $7.6 million after-tax accounting change, earnings per common share, diluted, for 2003 are expected to be in the range of $1.90 to $2.15.

"We are extremely pleased with our earnings results for this quarter and are confident that we will achieve our 2003 earnings goals," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Commodity prices have been strong, and after a normal seasonal lull, our construction materials businesses are beginning to work on their extensive backlogs," White said. "While other businesses have been challenged in today's economy, our companies have performed quite well. We provide the energy that fuels our homes and businesses and the transportation infrastructure that America's homefront needs in order to grow and prosper."


                  QUARTERLY PERFORMANCE SUMMARY

Natural Gas and Oil Production
Realized natural gas prices were up 82 percent and oil prices were 46 percent higher than last year at this time. However, earnings at this segment totaled $11.7 million, compared to $21.1 million in the first quarter of 2002. The reason for the decline is that last year's first quarter earnings included the previously mentioned $16.6 million after-tax gain on a compromise agreement, while this year's first quarter earnings include a $7.7 million after-tax noncash transition charge, reflecting the cumulative effect of the accounting change mentioned above. The company's combined natural gas and oil production increased 15 percent, largely from significantly higher production from the company's operated properties in the Rocky Mountain area. These price and production gains were offset in part by higher lease operating costs largely associated with the expansion of coalbed natural gas production and higher general and administrative costs. Higher depreciation and depletion expense, resulting largely from increased production, also affected earnings.

Electric
Electric segment earnings increased by $1.3 million to $4.8 million, primarily the result of improved wholesale electric sales at higher average realized prices due to stronger wholesale markets. In addition, retail sales volumes increased. Higher operation and maintenance expenses partially offset the earnings increase.

Natural Gas Distribution
Earnings at the natural gas distribution segment decreased slightly to $4.2 million, compared to $4.5 million for the same period last year. Higher retail sales, due to slightly colder weather, and rate relief approved by the public service commissions in the states served largely mitigated higher operation and maintenance expenses.

Utility Services
At the company's utility services operations, earnings totaled $1.1 million compared to first quarter 2002 earnings of $1.3 million. This segment has experienced a slowdown in inside electrical work, reflecting a soft economy, but has seen increased workloads and improved margins in the utility sector and increased equipment sales margins.

Construction Materials and Mining
As anticipated, this segment experienced seasonal first quarter losses from existing operations, combined with normal seasonal losses from acquisitions made since the first quarter of last year. However, first quarter seasonal losses decreased by $2.3 million from the $9.7 million loss experienced in the first quarter of 2002, largely the result of reduced seasonal losses at existing operations. Increased aggregate volumes and margins, plus increased construction revenues and ready mix volumes, were partially offset by higher selling, general and administrative expenses and higher depreciation associated with the larger volumes produced. A large harbor-deepening project in southern California continues to positively affect earnings. Earnings prospects from the construction materials and mining companies for the next three quarters remain sound given the over $325 million in backlog, as of mid-April 2003, compared to last year's backlog of nearly $200 million.

Pipeline and Energy Services
At the company's pipeline and energy services segment, earnings increased to $4.3 million, compared to $2.9 million for the first quarter of 2002. The increase was due to higher transportation and gathering volumes combined with increased storage revenues. Transportation and gathering volumes increased a combined 13 percent over the comparable quarter a year ago.

Independent Power Production
The independent power production segment posted earnings of $1.2 million. Contributing to the earnings gains were a 213-megawatt natural gas-fired electric generating facility in Brush, Colo., acquired in late 2002, and a 66.6-megawatt wind-powered electric generation facility located in southern California, which was acquired at the end of January 2003. In addition, this segment's South American power generation facilities are in full operation and also contributed to earnings. Capacity revenues being received on the Brazilian project were partially offset by higher bridge financing costs. Permanent financing is now in place.

Corporate News
The company's construction materials subsidiary completed acquisitions in North Dakota and Montana in April. The two central North Dakota companies that were acquired are among the leading ready mix concrete and sand, gravel and aggregate product companies in the state and had combined annual revenues of $13 million in 2002. The Kalispell, Mont.-based company is a leading aggregate mining and ready mix supply company in the area and had annual revenues of about $8 million in 2002. These acquisitions are expected to add to earnings per share. In addition, the wind-generation facility mentioned above was acquired earlier this year.

In April, the company's natural gas distribution segment received a final stipulation in its Montana natural gas rate case that will increase annualized revenues by $2.4 million.

A webcast of White's presentation at the Annual Stockholders'
Meeting is scheduled for April 22, 2003, beginning at approximately 11:10 a.m. CDT. The rebroadcast of the presentation will be available on the company's website at http://www.mdu.com beginning at 2:00 p.m. CDT on April 22.

The company will host a webcast on April 23, 2003, beginning at 12:00 noon CDT to discuss first quarter results and earnings guidance for the coming year. The event can be accessed at http://www.mdu.com. The online replay will be available beginning at 3:00 p.m. CDT on April 23. An audio postview replay is also available beginning at 3:00 p.m. CDT on April 23 through April 30, 2003. The dial-in number for postview is (888) 203-1112; confirmation code 504553.


                             OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries over the next few years and other matters for each of the company's seven business segments. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.
- 2003 earnings per common share, diluted, before the cumulative effect of the change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143, are projected in the range of $2.00 to $2.25. Including the $7.6 million after-tax cumulative effect of the accounting change, 2003 earnings per common share, diluted, are projected to be in the range of $1.90 to $2.15.
- The company expects the percentage of 2003 earnings per common share, diluted, after the cumulative effect of an accounting change by quarter to be in the following approximate ranges:
       o    Second Quarter - 19 percent to 24 percent
       o    Third Quarter - 36 percent to 41 percent
       o    Fourth Quarter - 25 percent to 30 percent
- The company will examine issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.
- The company anticipates investing approximately $490 million in capital expenditures during 2003, excluding potential future acquisitions of businesses.
- The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.

Electric
- A 40-megawatt natural gas-fired peaking unit is under construction to be operational by June 1, 2003. The company expects to build an additional 80-megawatts of peaking capacity by 2007. These projects are expected to be recovered in rates and will be used to meet the utility's need for additional generating capacity.
- Regulatory approval has been received from the North Dakota Public Service Commission and the South Dakota Public Utilities Commission on the company's plans to purchase energy from a 20-megawatt, wind energy farm in North Dakota. This wind energy farm is expected to be on line by late 2003.
- The company is working with the state of North Dakota to determine the feasibility of constructing a 250-megawatt to 500-megawatt lignite-fired power plant in western North Dakota. The next preliminary decision on this matter is expected in late 2003.

Natural Gas Distribution
- Annual natural gas throughput for 2003 is expected to be approximately 52 million decatherms.
- In December 2002, a natural gas rate case was filed with the South Dakota Public Utilities Commission requesting an increase of $2.2 million annually or 5.8 percent. The final order is due by June 2003. The last rate case filed in this state was filed in the mid-1990s. A natural gas rate case was filed in October 2002 with the Minnesota Public Utilities Commission. The requested amount is $1.6 million annually or 6.9 percent above current rates. An interim increase was implemented in December for $1.4 million annually. A final order is due by August 2003. The last rate case filed in Minnesota was in the mid-1980s.

Utility Services
- Revenues for this segment are expected to be in the range of $450 million to $500 million. During 2002, a number of factors affected margins, including the write-off of certain receivables and restructuring of the engineering function which amounts totaled approximately $5.2 million after-tax. The company anticipates margins in 2003 to increase over 2002 levels.
- This segment's work backlog as of March 31, 2003, was approximately $158 million.

Pipeline and Energy Services
- In 2003, natural gas throughput from this segment, including both transportation and gathering, is expected to increase slightly over the 2002 record levels.
- A 247-mile pipeline to transport additional natural gas to market and enhance the use of the company's storage facilities is currently under regulatory review. Depending upon the timing of receiving the necessary regulatory approval, construction could be completed in late 2003.

Natural Gas and Oil Production
- In 2003, this segment expects a combined natural gas and oil production increase of approximately 20 percent over 2002 record levels.
- This segment expects to drill more than 400 wells in 2003.
- Natural gas prices in the Rocky Mountain region for May through December 2003 reflected in the company's 2003 earnings guidance are in the range of $2.50 to $3.00 per Mcf. The company's estimates for natural gas prices on the NYMEX for May through December 2003 reflected in the company's 2003 earnings guidance are in the range of $3.00 to $3.50 per Mcf. During 2002, more than half of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
- NYMEX crude oil prices for April through December 2003 reflected in the company's 2003 earnings guidance are in the range of $20 to $25 per barrel.
- The company has hedged a portion of its 2003 production primarily using collars that establish both a floor and a cap. The company has entered into agreements representing approximately 40 percent to 45 percent of 2003 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $2.94 to a high Ventura index of $4.76 per Mcf.
- The company has hedged a portion of its 2003 oil production.
  The company has entered into agreements at NYMEX prices with floors of $24.50 and caps as high as $28.12 representing approximately 30 percent to 35 percent of 2003 estimated annual oil production.
- The company has begun hedging a portion of its 2004 estimated annual natural gas production and will continue to evaluate additional opportunities in the near future.

Construction Materials and Mining
- Excluding the effects of potential future acquisitions, aggregate, asphalt and ready-mixed concrete volumes are expected to remain at or near the record levels achieved in 2002.
- Revenues for this segment in 2003 are expected to be unchanged from 2002 record levels.
- As of mid-April 2003, this segment had over $325 million in work backlog.

Independent Power Production
- Earnings projections for 2003 for the independent power production segment include the estimated results from the wind-powered electric generation facility, the natural gas-fired generating facilities in Colorado, and the company's 49-percent ownership in a 220-megawatt natural gas-fired generation project in Brazil. Earnings from this segment are expected to be in the range of $12 million to $17 million in 2003.

Use of Non-GAAP Financial Measure
Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude a 2002 $16.6 million after-tax gain arising from a compromise agreement. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company's continuing operating results. Also, the company's management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

- The recent events leading to the current adverse economic environment may have a general negative impact on the company's future revenues.
- The company's natural gas and oil production business is dependent on factors including commodity prices that cannot be predicted or controlled.
- The company's operations are weather sensitive.
- The company is subject to extensive environmental laws and regulations that may increase its costs of operations, impact or limit business plans, or expose the company to environmental liabilities.
- The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.
- The company is dependent on its ability to successfully access capital markets. Inability to access capital may limit its ability to execute business plans, pursue improvements or make acquisitions that it may otherwise rely on for future growth.
- There are risks involved with the growth strategies of the company's independent power production business.
- The value of the company's investment in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency rates in countries where the company does business.
- Competition is increasing in all of the company's businesses.
- Other important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
     -    Acquisition and disposal of assets or facilities
     -    Changes in operation and construction of plant facilities
     -    Changes in present or prospective generation
     -    Changes in anticipated tourism levels
     - The availability of economic expansion or development opportunities
     -    Population growth rates and demographic patterns
     -    Market demand for energy from plants or facilities
     -    Changes in tax rates or policies
     -    Unanticipated project delays or changes in project costs
     - Unanticipated changes in operating expenses or capital expenditures
     -    Labor negotiations or disputes
     -    Inflation rates
     - Inability of the various counterparties to meet their contractual obligations
     - Changes in accounting principles and/or the application of such principles to the company
     -    Changes in technology and legal proceedings
     - The ability to effectively integrate the operations of acquired companies

For further discussion, refer to the company's most recent Form
10-K at Item 7 - Management's Discussion and Analysis of
Financial Condition and Results of Operations - Risk Factors and
Cautionary Statements that May Affect Future Results.

MDU Resources Group, Inc. provides energy, value-added natural resource products and related services that are essential to our country's energy, transportation and communication infrastructure. MDU Resources includes electric and natural gas utilities, a natural gas pipeline, utility services, natural gas and oil production, construction materials and mining, energy services and domestic and international independent power production. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                         * * * * * * * *



Contacts:
Warren L. Robinson - Executive Vice President, Treasurer and
Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


                        MDU Resources Group, Inc.


                                             Three Months Ended
                                                  March 31,
                                              2003        2002
                                       (In millions, where applicable)
                                                 (Unaudited)
Consolidated Statements of Income

Operating revenues:
  Electric                                 $     45.7  $     40.1
  Natural gas distribution                      111.0        71.7
  Utility services                              103.7       108.3
  Pipeline and energy services                   61.1        41.7
  Natural gas and oil production                 69.0        62.4
  Construction materials and mining             120.8        93.3
  Independent power production                    7.1          .8
  Intersegment eliminations                     (50.6)      (36.4)
                                                467.8       381.9
Operating expenses:
  Fuel and purchased power                       15.4        13.9
  Purchased natural gas sold                     76.1        35.7
  Operation and maintenance                     259.6       235.5
  Depreciation, depletion and amortization       44.1        36.1
  Taxes, other than income                       19.7        14.9
                                                414.9       336.1
Operating income:
  Electric                                        9.9         7.8
  Natural gas distribution                        7.3         7.3
  Utility services                                2.6         3.1
  Pipeline and energy services                    9.1         6.2
  Natural gas and oil production                 32.7        34.8
  Construction materials and mining             (10.0)      (13.0)
  Independent power production                    1.3         (.4)
                                                 52.9        45.8
Other income - net                                3.7         3.5
Interest expense                                 12.8        10.5
Income before income taxes                       43.8        38.8
Income taxes                                     16.1        15.1
Income before cumulative effect of
  accounting change                              27.7        23.7
Cumulative effect of accounting change           (7.6)        ---
Net income                                       20.1        23.7
Dividends on preferred stocks                      .2          .2

Earnings on common stock:
  Electric                                        4.8         3.5
  Natural gas distribution                        4.2         4.5
  Utility services                                1.1         1.3
  Pipeline and energy services                    4.3         2.9
  Natural gas and oil production                 11.7        21.1
  Construction materials and mining              (7.4)       (9.7)
  Independent power production                    1.2         (.1)
                                           $     19.9  $     23.5

Earnings per common share - basic:
  Earnings before cumulative
    effect of accounting change            $      .37  $      .34
  Cumulative effect of accounting change         (.10)        ---
  Earnings per common share - basic        $      .27  $      .34

Earnings per common share - diluted:
  Earnings before cumulative
    effect of accounting change            $      .37  $      .34
  Cumulative effect of accounting change         (.10)        ---
  Earnings per common share - diluted      $      .27  $      .34

Dividends per common share                 $      .24  $      .23
Weighted average common shares
  outstanding:
    Basic                                        73.5        69.5
    Diluted                                      74.1        70.0

Pro forma amounts assuming retroactive
  application of accounting change:
  Net income                               $     27.7  $     23.1
  Earnings per common share - basic        $      .37  $      .33
  Earnings per common share - diluted      $      .37  $      .33

Operating Statistics

Electric (thousand kWh):
  Retail sales                                600,115     558,828
  Sales for resale                            251,391     226,597

Natural gas distribution (Mdk):
  Sales                                        17,470      16,552
  Transportation                                3,083       3,641

Pipeline and energy services (Mdk):
  Transportation                               20,939      18,389
  Gathering                                    18,851      16,927

Natural gas and oil production:
  Natural gas (MMcf)                           13,639      11,403
  Oil (000's of barrels)                          474         481
  Average realized natural gas price       $     4.05  $     2.23
  Average realized oil price               $    29.00  $    19.92

Construction materials and mining (000's):
  Aggregates (tons)                             5,027       3,576
  Asphalt (tons)                                  162         167
  Ready-mixed concrete (cubic yards)              515         401

Independent power production:
  Net generation capacity - kW                279,600*        ---
  Electricity produced and sold
    (thousand kWh)                             48,900*        ---

Other Financial Data

Book value per common share                $    17.32  $    16.08
Market value as a percent of book value         161.2%      192.8%
Dividend yield (indicated annual rate)            3.4%        3.0%
Price/earnings ratio**                           14.0x       14.6x
Total assets                               $  3,058.1  $  2,632.9
Total equity                               $  1,298.4  $  1,146.7
Net long-term debt                         $    895.5  $    764.5
Capitalization ratios:
  Common equity                                    58%         59%
  Preferred stocks                                  1           1
  Long-term debt                                   41          40
                                                  100%        100%

Return on average common equity**                11.8%       13.7%

 *Reflects domestic independent power production operations acquired in
  November 2002 and January 2003
**Represents 12 months ended